Exhibit 99.1

Iridex Announces the Appointment of Beverly Huss to its Board of Directors

MOUNTAIN VIEW, Calif., March 21, 2022 -- Iridex Corporation (Nasdaq: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, today announced the appointment of Beverly Huss to its board of directors, effective, March 17, 2022. In connection with Ms. Huss’ appointment to the board, the size of the board was increased from five to six members as of the Effective Date.

“I am very pleased to welcome Beverly to our board of directors,” said Scott Shuda, chairman of the board of Iridex. “Beverly’s extensive management and board experience in the medical device industry and proven track record with non-invasive and minimally invasive devices makes her the perfect candidate for our board.”

On her appointment, Ms. Huss commented, “I am honored to join the Iridex board of directors. I look forward to working with my fellow board members and company management to advance the Company’s unique, laser-based approach to glaucoma treatment.”

Ms. Huss brings more than 25 years of business operations, management, and corporate governance experience in the medical device industry. Since January 2021, she has served as the CEO of Pagonia Medical, Inc.; a private company focused on creating a novel non-invasive device for the preservation of tissue following a heart attack, stroke, or traumatic brain injury. In addition, from September 2013 until January 2021, she served as President and CEO of Qool Therapeutics, Inc.,  a company focused on temperature management therapies. Before joining Qool, Ms. Huss was President and CEO at a start-up medical device company, Vibrynt, Inc. She held multiple senior-level leadership positions at Guidant Corporation, including President, Endovascular Solutions, and Vice President, Global Marketing, Vascular Intervention, and Vice President of the Stent Business Unit. Ms. Huss currently serves on the board of directors of Pagonia Medical, Accuray, Madorra Inc., Coala-Life, and Ancora Heart, Inc. Her prior board experience includes Artes Medical, Wright Medical Inc., Kalera Medical, Surefire Medical, Ulthera, and Dade Behring, Inc.

Ms. Huss holds a B.S. in metallurgical engineering from the University of Illinois and a M.S. in technology management from Pepperdine University.

About Iridex
Iridex is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices, and consumable instrumentation for the ophthalmology market. The company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used to treat glaucoma and diabetic macular edema (DME), and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally, primarily through independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Investor Relations Contact

Hunter Cabi

investors@iridex.com